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Exhibit 10.17

LEAVE OF ABSENCE AGREEMENT

        This LEAVE OF ABSENCE AGREEMENT, by and between International Multifoods Corporation, a Delaware corporation (the "Company"), and Dan C. Swander (the "Executive"), is executed as of this 23rd day of December, 2004.

        WHEREAS, Executive has served as the President and Chief Operating Officer of the Company since November 13, 2001; and

        WHEREAS, this Agreement sets forth the arrangements with respect to Executive's resignation as an officer of the Company effective February 28, 2004 (the "Effective Date"), and related matters.

        NOW, THEREFORE, IN CONSIDERATION OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, IT IS HEREBY AGREED AS FOLLOWS:

          1.    Resignation.    As of the Effective Date, Executive is relieved of all of his titles, duties, responsibilities and authority as an officer and otherwise with respect to the Company, its business and/or operations.

          2.    Leave of Absence.    For the period beginning on the Effective Date and continuing through November 14, 2006, Executive will be an employee of the Company on a leave of absence (the "Leave of Absence"). Executive will not be entitled to receive any compensation during the Leave of Absence except as specifically set forth in this Agreement. At the end of the Leave of Absence, Executive's employment will be terminated by the Company without any further action by the Company or Executive. With respect to the Leave of Absence, Executive and the Company agree as follows:

            (a)    Salary Continuation.    Following the Effective Date, and in addition to compensation payable to Executive for his services through the Effective Date, Executive will receive a gross amount equal to his current annual base salary (that is, $500,000) ("Salary Continuation Amount"), payable in a lump sum on the first business day after the rescission period described in the Release (as defined below), if: (i) Executive has signed and not rescinded this Agreement and the Release during the rescission period referred to in the Release and (ii) Executive has not breached his obligations pursuant to this Agreement or the Release.

            (b)    Vacation.    On the Effective Date, the Company will pay Executive for all accrued but unused vacation. Executive will not accrue additional vacation time after the Effective Date.

            (c)    Severance Agreements.    Executive hereby waives and relinquishes, as of the Effective Date, all rights to receive any severance benefits or other payment under (i) the Severance Agreement (Termination of Employment) dated as of November 13, 2001 between the Company and Executive and (ii) the Severance Agreement (Change of Control) dated as of November 13, 2001. As of the Effective Date, Executive has no further rights under either Severance Agreement.

            (d)    Stock Options and Restricted Stock.    The stock options granted to Executive pursuant to the Non-Qualified Stock Option Agreement between the Company and Executive dated as of November 13, 2001 (the "Stock Option Agreement") and the restricted stock granted to Executive pursuant to the Restricted Stock Award Agreement between the Company and Executive dated as of November 13, 2001 (the "Restricted Stock Agreement"), which are the only grants of stock options or restricted stock that have been made to Executive, will continue to vest during the Leave of Absence in accordance with the terms of such agreements and the Company's 1997 Stock-Based Incentive Plan (the "1997 Plan"). In accordance with the terms of the Stock Option Agreement and the 1997 Plan, Executive will be entitled to exercise the options subject to the Stock Option Agreement for three (3) months following the termination of his employment at the end of the Leave of Absence.

            (e)    Pension Equity Plan.    Executive will not accrue any additional benefit under the Company's Pension Equity Plan (the "Pension Plan") during the Leave of Absence. Executive will continue to earn vesting service under the Pension Plan for up to one year of the Leave of Absence (the "First Year"), but will not have sufficient service at the end of such period to be vested in a benefit under the Pension Plan.

            (f)    Management Benefit Plan.    Executive hereby waives and relinquishes, as of the Effective Date, any benefit to which he may be entitled under the Management Benefit Plan.

            (g)    401(k) Retirement Plan.    Executive will be allowed to withdraw his balance from the Employees' Voluntary Investment and Savings Plan of the Company, as amended from time to time (the "VISA Plan"), under the normal rules of the VISA Plan, which generally allow in-service withdrawals after age 59 1/2. Executive will continue to earn vesting service under the VISA Plan for the First Year.

            (h)    Supplemental Deferred Compensation Plan.    Executive hereby waives and relinquishes, as of the Effective Date, continued participation in the Supplemental Deferred Compensation Plan, as amended from time to time (the "Supplemental Plan"). Executive will be fully vested in his Account under the Supplemental Plan, and the Company and the Executive agree that the full balance of the Account under this Supplemental Plan will be paid to the Executive on, or as soon as practicable after, the Effective Date.

            (i)    Health and Welfare Benefits.    Executive may continue to participate in the Company's medical and dental plan during the Leave of Absence under the same terms and conditions, and at the same premium rates, as generally apply to similarly situated active employees. Expiration of the Leave of Absence will be considered a COBRA-qualifying event; Executive will be eligible for continuation of coverage under COBRA under the same terms and conditions as any other COBRA-eligible employee or former employee and the Company will provide its standard COBRA notice to Executive. Executive will remit his share of the monthly premium to the Company on or before the first day of each month for which he wishes to continue coverage. To permit the Company to determine during the COBRA period whether to cease providing medical or dental insurance coverage to Executive, Executive will promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group medical or dental insurance coverage from any other employer. Executive will repay any amounts paid by the Company for medical or dental insurance premiums that would not have been paid hereunder but for Executive's failure or unwillingness to make such disclosures.

            (j)    Workers Compensation.    During the Leave of Absence, the Company will continue to list Executive on its list of employees for purposes of workers' compensation.

            (k)    Expense Reimbursement.    The Company will reimburse Executive for his regular and necessary business expenses incurred through the Effective Date according to the Company's regular policies and practices. Executive will submit all his requests for such reimbursement to the Company no later than the Effective Date and the Company will make such reimbursement payment to Executive within 15 business days after Executive submits his reimbursement request to the Company.

            (l)    Agreement to Consult.    At the Company's reasonable request and upon reasonable notice, Executive will, from time to time until February 28, 2005, discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; provided, however, that any such request for consulting services by the Company shall not unreasonably interfere with Executive's schedule and availability to provide such consulting services at the time or times requested by the Company. The Company will promptly reimburse Executive for his out-of-pocket costs and expenses in connection with any services he may provide under the immediately preceding sentence in accordance with the Company's reimbursement procedures for business expenses as it may exist from time to time.

            (m)    Relocation Reimbursement.    At any time during the Leave of Absence, the Company will, at the written request of Executive, reimburse Executive for (i) Executive's actual real estate commission and closing costs incurred and paid by Executive with respect to the sale of Executive's current residence located at 100 Birch Bluff Road, Tonka Bay, Minnesota, and (ii) Executive's actual and direct costs incurred and paid with respect to the shipment of Executive's household goods to a location designated by Executive in the State of California; in an amount not to exceed $140,000, in the aggregate, if (i) Executive and his family relocate to the State of California during the Leave of Absence; and (ii) Executive has not received or is entitled to receive a relocation payment or reimbursement from any third party employer.

          3.    Non-Compete and Other Covenants of Executive.

            (a)    Covenant Not to Compete.    Until February 28, 2005, Executive will not engage in, whether as a principal, agent, investor, employee, employer, consultant, shareholder, partner, or in any other individual or representative capacity whatsoever, anywhere in the United States of America, or its territories or possessions, and Mexico and Canada, any business in competition with the manufacturing businesses conducted by the Company, or any subsidiary of the Company, at the Effective Date; provided, however that Executive may own up to one percent (1%) of any outstanding class of equity securities of a company engaged in any manufacturing business conducted by the Company at the Effective Date, that are publicly traded on a domestic or foreign stock exchange or on a domestic or foreign over the counter market, without violating this covenant not to compete. In the event that this section 3.(a) of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement and the remaining provisions of this Agreement will continue to be valid and enforceable, and any arbitrator or court of competent jurisdiction may modify this section 3.(a) so as to make it valid and enforceable.

            (b)    Right to Seek Non-Competing Employment.    Nothing in this Agreement shall prohibit Executive from seeking new employment with any business that does not compete with the manufacturing businesses conducted by the Company, or any subsidiary of the Company at the Effective Date, and the payments and benefits provided to Executive under this Agreement will continue if Executive secures any such non-competing employment.

            (c)    Covenant Not to Solicit.    Until February 28, 2005, Executive will not (i) solicit any employee of the Company, or any subsidiary of the Company, for employment or encourage any employee of the Company, or any subsidiary of the Company, to terminate his or her employment with the Company or (ii) solicit or encourage any current or prospective customer or supplier of the Company, or any subsidiary of the Company, to terminate or change its relationships with the Company or any subsidiary of the Company.

            (d)    Covenants of Confidentiality and Non-Disclosure.    Executive will maintain in strict confidence and not disclose to or use for the benefit of any corporation, partnership or other entity or person (except the Company or any subsidiary of the Company), any Confidential Information. Confidential Information includes but is not limited to non-public information relating to the businesses, plans, organization, information systems, present and prospective customers, customer buying patterns or requirements, products, techniques, methods, cost, pricing, price methods, margins, rebates, promotional allowances, trade secrets, and other proprietary information of the Company or its subsidiaries. Executive agrees that Confidential Information is and shall forever remain the property of the Company. Executive further agrees that he will not remove the Confidential Information, nor any part thereof, from the premises of the Company in original or duplicate form, or transmit Confidential Information in any oral or written form, by electronic means or otherwise, at any time, except as necessary in the performance of his obligations to the Company.

            (e)    Covenant Not to Disparage the Company.    Executive will not, in any way, disparage the Company or any of its subsidiaries, affiliates, directors, officers or employees, or any of its products or services. Neither the Company nor any of its officers (while employed with the Company) or directors (while serving with the Company), will, in any way, disparage the Executive.

            (f)    Records, Documents and Property.    On or before the Effective Date, Executive will deliver to the Company any and all Company records and any all Company property in his possession or under his control, including without limitation keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, other electronic equipment, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, calculations, Confidential Information in any form, and all copies or duplicates of any of the foregoing in any form.

            (g)    Authority.    Executive represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.

            (h)    Injunctive Relief.    Executive understands that the provisions of sections 3.(a)–3.(f) are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone may be an inadequate remedy therefor. Accordingly, in the event that Executive violates any such provision, the Company will be entitled to seek an injunction, in addition to all other remedies it may have (including, specifically, its right to terminate the salary continuation payments and other benefits provided under this Agreement), restraining Executive from violating or continuing to violate such provisions.

            (i)    Breach of Agreement by Executive.    Notwithstanding anything to the contrary in this Agreement, Executive understands that if he (i) breaches the provisions of Sections 3(a) or (c) or the provisions of the first two sentences of Section 3(d), or (ii) breaches the provisions of the fourth sentence of Section 3(d) and such breach is not cured by Executive within seven (7) days after having received written notice of such alleged breach by the Company, or (iii) rescinds or breaches the Release, the Leave of Absence and Executive's employment shall terminate immediately and all of Executive's rights to receive payments and other benefits under this Agreement shall terminate. In addition, any such breach or rescission shall be deemed to terminate Executive's employment for gross and willful misconduct under the Stock Option Agreement and Restricted Stock Agreement and vesting thereunder shall terminate immediately. Termination of this Agreement for breach shall not limit the Company's right to seek any and all other legal, injunctive and equitable remedies available as a result of such breach.

          4.    Indemnification and Executive's Representation.

            (a)    Indemnification.    Notwithstanding Executive's Leave of Absence and separation from the Company, with respect to the events that occurred during his tenure as an employee or officer of the Company, Executive will be entitled, as a former employee, officer and director of the Company, to no lesser rights than are afforded to similarly situated employees or other officers of the Company, now or in the future, to indemnification and advancement of expenses provided in the charter documents or by-laws of the Company, under applicable law and pursuant to the Indemnity Agreement between the Company and Executive dated as of November 13, 2001.

            (b)    Executive's Representations.    Executive understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute or regulations, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward Executive or treated him unfairly. Executive will not characterize this Agreement or any money or other consideration provided under this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

            (c)    Consultation with Counsel.    Executive acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, the Stock Option Agreement and Restricted Stock Agreement, and any employee benefit plans sponsored by the Company in which Executive is a participant.

          5.    Full Settlement and Release.    Executive agrees that the Leave of Absence and the payments and other consideration provided by the Company under this Agreement will fully compensate Executive for and extinguish any and all actual or potential claims that Executive is releasing in the Release, including without limitation, claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief. At the Effective Date, Executive will execute a Release, in the form attached to this Agreement as Exhibit A (the "Release"). This Agreement will not be interpreted or construed to limit the Release in any manner. Further, the existence of any dispute respecting the interpretation of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

          6.    Successors.

            (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          7.    Miscellaneous.

            (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

        Dan C. Swander
        100 Birch Bluff Road
        Tonka Bay, Minnesota 55331-8512

        With copy to:
        Kevin M. Klemz
        Oppenheimer Wolff and Donnelly, LLP
        45 South 7th Street–Suite 3300
        Minneapolis, MN 55402

      If to the Company:

        International Multifoods Corporation

        110 Cheshire Lane, Suite 300
        Minnetonka, MN 55305-1060

        Attention: Ralph P. Hargrow, Senior Vice President, Administration, Human Resources, and Research, Development and Quality; and Frank W. Bonvino, Senior Vice President and General Counsel

    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c)   The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (d)   The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (e)   This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Compensation and Human Resources Committee of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf as of the day and year first above written.

INTERNATIONAL MULTIFOODS CORPORATION
By	/s/ RALPH P. HARGROW Senior Vice President, Human Resources, Administration, Research, Development and Quality
/s/ DAN C. SWANDER Dan C. Swander

EXHIBIT A

RELEASE BY DAN C. SWANDER

        Definitions.    I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

  A.
  I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

  B.
  IMC means International Multifoods Corporation, any company related to International Multifoods Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of International Multifoods Corporation.

  C.
  Company means IMC; the present and past officers, directors, committees, shareholders, and employees of IMC; any company providing insurance to IMC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by IMC (other than multiemployer plans); and anyone who acted on behalf of IMC or on instructions from IMC.

  D.
  Agreement means the Leave of Absence Agreement between IMC and me that I am executing on the same date on which I execute this Release.

  E.
  My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

  1.
  all claims arising out of or relating to my employment with International Multifoods Corporation or the termination of that employment;

  2.
  all claims arising out of or relating to the statements, actions, or omissions of the Company;

  3.
  all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

  4.
  all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

  5.
  all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

    6.
    all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

    7.
    all claims for attorneys' fees, costs, and interest.

        However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; and any rights I have (i) as a result and to the extent of my participation in any benefit plan or plans of the Company (including, but not limited to, the Pension Equity Plan, the Management Benefit Plan, the 401(k) retirement plan, titled "Employees' Voluntary Investment and Savings Plan", the Supplemental Deferred Compensation Plan and the health and welfare benefit plans), under the terms and conditions set forth in such plan or plans as of the date of termination of my employment, (ii) under the Non-Qualified Stock Option Agreement dated as of November 13, 2001 between the Company and me or the Restricted Stock Award Agreement dated as of November 13, 2001 between the Company and me, and (iii) under any indemnification to which I am entitled under (A) the Restated Certificate of Incorporation, as amended, of the Company, (B) the Bylaws, as amended, of the Company, (C) under any contract of insurance maintained by the Company, or (D) the Indemnity Agreement dated November 13, 2001 between the Company and me.

        Agreement to Release My Claims.    I will receive consideration from IMC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that the consideration is in addition to anything of value that I would be entitled to receive from IMC if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

        Additional Agreements and Understandings.    Even though IMC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

        Advice to Consult with an Attorney.    I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

        Period to Consider the Release.    I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the twenty-one-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

        My Right to Rescind this Release.    I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the fifteen-day rescission period has expired without my rescinding it.

        Procedure for Accepting or Rescinding the Release.    To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to IMC by hand or by mail within the twenty-one-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to IMC by hand or by mail within the 15-day rescission period. All deliveries must be made to IMC at the following address:

    Ralph P. Hargrow
    Senior Vice President, Human Resources and Administration
    International Multifoods Corporation
    110 Cheshire Lane
    Minnetonka, Minnesota 55305-1060

        If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

    (1)
    postmarked within the period stated above; and

    (2)
    properly addressed to IMC at the address stated above.

        Interpretation of the Release.    This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

        My Representations.    I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with IMC. No child support orders, garnishment orders, or other orders requiring that money owed to me by IMC be paid to any other person are now in effect.

        I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:	Dan C. Swander

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LEAVE OF ABSENCE AGREEMENT
EXHIBIT A RELEASE BY DAN C. SWANDER